Exhibit 10.59

ALLOZYNE CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into by and Kenneth H. Grabstein, Ph.D. (“Executive”) and Allozyne Corporation a Delaware corporation (“Company”), on the last date on which both parties have signed this Agreement.

1. Employment by the Company.

1.1. The Company agrees to employ Executive as its Chief Scientific Officer (“CSO”) and Executive accepts such employment on the terms and conditions set forth herein. The effective date of this Agreement is October 7, 2005 (the “Effective Date”). Executive’s employment with the Company shall commence on October 10, 2005 (the “Starting Date”).

1.2. Executive will serve in an executive capacity and shall perform the duties of the CSO as specified in the Bylaws of the Company and as required by the Board of Directors of the Company (the “Board”). Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of the Board and Executive shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or requested of him. If Executive’s employment with the Company terminates, Executive agrees to tender his resignation from all positions he holds with the Company and any and all subsidiaries of the Company (including, without limitation, any officer positions and directorships) to be effective as of the last day of his employment or consulting relationship with the Company (the “Separation Date”).

1.3. Executive will work primarily at the Company’s offices in Seattle, Washington, subject to necessary business travel. During Executive’s employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness, other incapacity or family leave permitted by the Company’s general employment policies) to the business of the Company.

1.4. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

1.5. The Company reserves the right to change Executive’s work location, job duties, and the Company’s general employment policies and procedures from time to time as it deems necessary, subject to the terms and conditions set forth herein.

2. Compensation.

2.1. Salary. Executive’s base salary will be sixteen thousand six hundred sixty six dollars and sixty six cents ($16,666.66) per month, less applicable federal, state and/or local payroll and withholding taxes. Executive will be paid in accordance with the customary payroll practices of the Company as may be established from time to time. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Board (or any authorized committee thereof).

2.2. Annual Bonus. Executive shall be eligible to participate in any annual bonus plan that may be established by the Company for the Executive or its executive team generally, and otherwise shall be eligible to receive an annual performance bonus if, as and when declared by the Board, in the Board’s sale discretion. In order to be eligible for any such annual bonus, Executive must be employed on the date which such bonus payment is made. The foregoing is not, and shall not be construed by Executive as, a guarantee of any annual bonus. Any such bonus shall be paid by the Company in accordance with its normal payroll practice and shall be subject to applicable federal, state and/or local payroll and withholding taxes.

2.3. Stock Option Grant. In addition to and not in lieu of any stock option grants, stock bonuses, restricted stock grants or other equity compensation awards granted from time to time by the Board to Executive; the Company shall grant Executive an incentive stock option under the terms and subject to the conditions contained in the Company’s stock option plan or other agreement to purchase four hundred fifteen thousand (415,000) shares of the Company’s common stock (each separately an “Option” and together the “Options”,). The Options shall vest monthly over a four (4) year period beginning on the date of grant of such Option, subject to vesting acceleration as set forth below. The Company shall at all times reserve and maintain reservation of sufficient shares of common stock for issuance upon exercise of the Options.

2.4. Standard Company Benefits. During Executive’s employment, and subject to any contribution by Executive as the Board may deem appropriate. Executive shall be eligible to participate in all employee health and benefit plans, as may be from time to time adopted by the Company. Executive’s participation shall be subject to (a) the terms of the applicable plan documents, (b) generally applicable Company policies, and (c) the discretion of the Board or any administrative or other committee provided in, or contemplated by, such plan. In addition, Executive will be entitled to participate and shall be subject to the Company’s plan and policies for paid time off, as established or modified from time to time, which shall include both paid vacation and sick days. The Company and/or the Board may alter, modify, add to, or delete its employee benefit plans and policies at any time as the Company and/or the Board, in its or their sole judgment, determines to be appropriate.

3. Proprietary Information. Executive shall execute and deliver to the Company a Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) contemporaneously with the execution and delivery of this Agreement Nothing in the Proprietary Information Agreement shall limit or otherwise circumscribe any confidentiality agreement Executive may have previously entered into with Company.

4. Exclusive Property. Executive agrees that all business procured by Executive on behalf of the Company, and all company-related business opportunities and plans made known to Executive, while employed by the Company are and shall remain the exclusive property of the Company.

5. Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder. Subject to the restrictions set forth in Section 6 of the Agreement, Executive may serve as a director of or scientific advisor to other for profit corporations, may receive compensation therefor, and may devote a reasonable amount of his time to other types of business or public activities not expressly mentioned in this Section 5 (“Outside Activities”) provided however that all such Outside Activities are approved in advance by the Board. The Board may rescind its consent to his service as a director of other corporations or participation in other business or public activities if the Board, in its sale discretion, determines that such activities compromise or threaten to compromise the Company’s business interests. The Outside Activities in which Executive is engaged as of the Effective Date are listed in Appendix A to this Agreement

6. Non-Competition. Throughout Executive’s employment with the Company, except on behalf of the Company, and for one (1) year thereafter, Executive will not directly or indirectly, serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity that competes with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

7. Nonsolicitation. Throughout Executive’s employment with the Company and for one (1) year thereafter, Executive shall not, without first obtaining the prior written approval of the Company, directly or indirectly: (a)

solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company or of ISB Accelerator Corporation to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any other person or entity, or hire or “caused to be hired any such person; or (b) solicit, do business with or accept business from, any present or past customer or strategic partner of the Company, or any prospective customer or strategic partner of the Company with whom Executive has had contact during the course of Executive’s employment with the Company.

8. Termination of Employment.

8.1. Term of Employment. Executive shall be employed for a two (2) year term commencing on the Starting Date. Notwithstanding, Executive’s employment relationship with the Company is at will. Accordingly, both the Executive and the Company may terminate the employment relationship at any time, with or without Cause (defined below) or Good Reason (defined below), and with or without advance notice.

8.2. Definition of Cause. For purposes of this Agreement, “Cause” means termination by the Company of the Executive’s employment by Company by reason of:

(a) misconduct which causes material harm to the Company;

(b) gross negligence or incompetence;

(c) loss of legal capacity;”

(d) an act of dishonesty by Executive which causes material harm to the Company or its affiliates or to the reputation of the Company or its affiliates;

(e) Executive engaging in illegal conduct which causes material harm to the Company or its affiliates or to the reputation of the Company or its affiliates;

(f) Executive being convicted or found liable for a felony;

(g) Executive breaching in any material respect the terms of this Agreement or any confidentiality agreement or invention or proprietary information agreement with the Company; or

(h) Executive’s commencement of employment with another employer while he is an employee of the Company without the prior consent of the Board.

8.3. Definition of Good Reason. For purposes of this Agreement, “Good Reason” means that the Company has taken anyone of the following actions without Executive’s consent

(a) Executive’s base salary is reduced by five percent (5%) or more without Executive’s consent;

(b) Executive’s position or duties are materially reduced, and such reduction is not remedied by the Company within thirty (30) days after written notice thereof is received by the Company from Executive; provided however, that the hiring by the Company of a full-time CEO or President and the subsequent assumption of duties as assigned by the Board to the CEO or President shall not be the basis for a “Good Reason” termination by Executive;

(c) Executive’s principal place of employment is moved to a location which is more than forty (40) miles from 1616 Eastlake Avenue E., Seattle, WA 98102; or

(d) any material breach by the Company of its obligations under this Agreement that is not remedied by the Company within thirty (30) days of its receipt of written notice of such breach from Executive.

Executive may resign his employment for Good Reason pursuant to clauses (a); (b), or (c) above, only if Executive resigns within sixty (60) days of the date Executive knows or reasonably should know of the event that forms the basis for his resignation for Good Reason. Executive may resign for Good Reason pursuant to clause (d) of this subsection only if Executive resigns within sixty (60) days of the date he provides the Company with written notice of the basis for his resignation for Good Reason, and provided the Company fails to cure such basis for resignation for Good Reason within thirty (30) days.

8.4. Severance upon Termination Without Cause/Resignation for Good Reason/Death or Disability. If the Company terminates Executive’s employment without Cause, Executive resigns his employment for Good Reason, or in the event of Executive’s death or Disability (as defined below), Executive shall be eligible to receive severance in the form of continuing salary payments, at Executive’s last base salary, less applicable federal, state and/or local payroll and withholding taxes, for a period of three (3) months after the Separation Date. Any such payments shall be made in accordance with the customary payroll practices of the Company as may be established and maintained from time to time. If the Company terminates Executive’s employment” without Cause, Executive resigns his employment for Good Reason or in the event of Executive’s death or Disability, then, in addition to receiving the salary continuation payments referenced in the preceding sentence, Executive will also become fully vested in fifty percent (50%) of the shares subject to the Option. Other than in the event of Executive’s death or Disability, Executive shall not be entitled to receive any severance payor accelerated vesting rights under this subsection 8.4 unless and until Executive executes a release of claims against the Company in form and substance satisfactory to the Company and Executive. For the purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which Executive is unable to perform the essential functions of his job for an aggregate of 90 days, whether or not consecutive, during any calendar year, and (ii) which cannot be reasonably accommodated by the Company without undue hardship.

8.5. Termination for Cause/Resignation Without Good Reason. If the Company terminates Executive’s employment at any time for Cause or Executive resigns his employment without Good Reason, Executive’s salary shall cease as of the Separation Date, end Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.

8.6. Payment in Full. Payment by the Company to Executive of any salary and other compensation amounts as specified in Section 8.4 shall constitute the entire obligation of the Company to Executive, except that nothing in this Section 8.6 is intended or shall be construed to affect the rights and obligations of the Company, on the one hand, and Executive, on the other, with respect to the Options or any loans, stock warrants, stock pledge arrangements or other agreements to the extent said rights or obligations survive Executive’s termination of employment under the provisions of documents relating thereto.

8.7. Termination of Benefits. Except for any right of continuation of benefits coverage to the extent provided by this Agreement, the Consolidated Omnibus Budget Reconciliation Act of 1985, or other applicable law, ail benefits shall terminate pursuant to the terms of the applicable benefit plans as of the Separation Date.

9. Change in Control.

9.1. Change In Control Severance. It shall be a condition precedent to any Change in Control described in subparagraphs 9.3(a), (b) and (c) that the Company’s successor either (8)enter into an agreement (the “Substitute Employment Agreement”) with the Executive providing for employment of Executive with the Company’s successor at a salary not less than Executive’s then-current base salary, and in a location which is not more than 40 miles from 1616 Eastlake Avenue East, Seattle, Washington 98102, which agreement shall provide for a cash severance payable to Executive upon his termination of employment other than for Cause during the first twelve (12) months of such agreement equal to (x) an amount equal to Executive’s last base salary, less applicable federal, state and/or local payroll and withholding taxes for a period of twelve (12) months, less (y) the monthly amount of Executive’s last base salary multiplied by the number of complete months lapsed since the date of the Change in Control, or (b) in the absence of such agreement, pay to Executive upon consummation of the Change in

Control a lump-sum payment equal to Executive’s last base salary, less applicable federal, state and/or local payroll and withholding taxes, for a period of twelve (12) months.

9.2. Change in Control Vesting Acceleration. In addition to receiving the salary continuation payments referenced in subparagraph 9.1, if any, in the event of a Change in Control, if Executive is not offered employment on the terms described for the Substitute Employment Agreement, then Executive will become fully-vested in seventy-five percent (75%) of the shares subject to the Option.

9.3. Definition of Change In Control. For purposes of this Agreement (and this Section 9 specifically), a “Change in Control” means the occurrence of any of the following:

(a) the acquisition, by any natural person, entity or “group” (within the meaning of Section13(d) or 14(d) of the Exchange Act), pursuant to which such person, entity or group becomes the direct or indirect owner of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities, other than by virtue of a merger, consolidation or “ reorganization;

(b) the Consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if, immediately after such merger, consolidation or reorganization, more than 50% of the combined voting power of the outstanding securities of the surviving entity is owned, in the aggregate, by persons who, in the aggregate, owned less than 25% of such voting power immediately prior to such merger, consolidation or reorganization; or

(c) the sale, transfer or other disposition of all or substantially all of the Company’s assets, other than a sale, transfer or other disposition to a subsidiary or parent of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.”

9.4. Parachute Payments. If any severance, accelerated vesting or other payment or benefit Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”), whether under this Agreement under any other agreement, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”, then such Payment shall be reduced to the Reduced Amount The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days before the closing date of the Change in Control (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive· with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

10. Conflicting Agreements. Executive hereby warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which Executive is a party or is bound and that Executive is not now subject to and will not enter into any agreement, including, without limitation, any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.

11. General Provisions.

11.1. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.

11.2. Waiver. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement. Executive or the Company will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11.3. Notices. Any notices provided hereunder must be in writing and shall be deemed to have been received upon the earlier of personal delivery (including hand-delivery and personal delivery by facsimile transmission) or the third day after mailing by first Class mail or overnight delivery, to the Company at its primary office location and to Executive at his address as listed on the Company’s payroll at the time notice is given.

11.4. Complete Agreement. This Agreement, including the attached Proprietary Information Agreement and the Company’s stock option plan (and any option agreements related thereto) constitute the complete, final, and exclusive embodiment of the entire agreement between Executive and the Company with regard to the subject matter contained herein, and supercede all prior communications, agreements and understandings, written or oral, between Executive and the Company with respect to the terms and conditions of Executive’s employment with the Company. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly-authorized member of the Board and Executive. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signs the same of his or its own freewill.

11.5. Construction & Counterparts. This Agreement shall be deemed to have been drafted jointly by the parties, and no ambiguity in the Agreement shall be construed against either the Company or Executive. This Agreement may be executed in two counterparts, each of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Facsimile signatures shall be deemed as effective as original signatures.

11.6. Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

11.7. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and Executive may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

11.8. Attorney Fees. If either party brings any action to enforce his or its rights hereunder, the prevailing party in any such action will be entitled to recover his or its reasonable attorney’s fees and costs incurred in connection therewith.

11.9. Executive Acknowledgement Regarding Representation. Executive acknowledges that this Agreement has been prepared on behalf of the Company by the Company’s counsel, and that the Company’s counsel does not represent, and is not acting on behalf of, Executive. Executive has been provided with an opportunity to consult with its own counsel with respect to this Agreement.

11.10. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Washington as applied to contracts made and to be performed entirely within the State of Washington.

11.11. Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Washington and of the United States of America located in the City of Seattle in connection with any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against any party in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Washington or the United States of America located in the City of Seattle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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